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Exhibit 10.6.5

September 29, 1998


Mr. William Moreton
15921 Presswick Lane
Granger, IN 46530

Dear Bill,

Based on your experience, background presented and the excellent impression that you have given us, Au Bon Pain Co., Inc., is pleased to offer you the position of Chief Financial Officer, St. Louis Bread, reporting directly to Ron Shaich, Chairman and Chief Executive Officer. We would like this position to be effective on or before Monday, October 19, 1998.

Your salary for this position will be payable upon continued employment at the weekly rate of $5,288.46 ($275,000 per annum). Your next scheduled review, based on your performance and/or the profitability of the Company will be no later than January 15, 2000; any applicable adjustments will be contingent on business conditions and/or your performance. In addition, your compensation will include for fiscal year 1999, a $25,000 guaranteed bonus payable upon continued employment on March 17, 2000.

     - Consideration for 150,000 stock options which vest to you over a period of 5 years. The price per share depends on the value per share on the date of the Board of Director's meeting.

     -    You will receive a car allowance of $96.16 per week.

     - A severance agreement to cover the involuntary termination of your employment by the Company other than "for cause" will provide 12 months of salary continuance at the annual base compensation rate plus car allowance and medical and/or dental benefits in effect at the time of termination. Incentive payments are not included as part of your severance agreement, new options cease being awarded on your last day worked, and existing options cease to vest. Further, severance is paid out weekly, mitigated by future employment and provided after a signed release from you. A document for your signature will follow to confirm this portion of your offer, which will include a non-compete clause.

     - We will provide you with a relocation assistance package which includes three househunting trips, including transportation, lodging, meals and auto rental for a period not to exceed four days/three nights; movement of household goods, final move trip and a $15,000.00 allowance to cover such expenses as additional househunting trips, temporary living, temporary storage, and costs


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          associated with home purchase or rental in your new location. This allowance includes any gross up applicable for taxes. Enclosed is Au Bon Pain's relocation policy and guidelines. Please review them and Leanne Strong will contact you to assist you with your move and answer any questions. This relocation package will contain a provision that you reimburse Au Bon Pain a prorated portion of your relocation expenses should you voluntarily resign your employment with ST. Louis Bread within one year of your start date.

As a full-time St. Louis Bread employee, you will be eligible to participate in the following benefits: medical, dental, life insurance, and short term disability, Employee Stock Purchase Plan and a 401(k) Plan (eligible after one year of service). The waiting periods and premiums related to these benefits and specific information about plan content will be explained during the orientation process. Our benefit and insurance package is subject to ongoing review and modification from time to time. You will receive an Employee Handbook at your benefits orientation which will explain our vacation and holiday schedules. St. Louis Bread is a nonsmoking work facility. If you have specific questions about our benefits, please contact Maria Mastrangelo of our Human Resource group at extension 1331.

This offer is contingent on your ability to provide employment eligibility documentation as required by law and outlined on the enclosed information. Nothing in this letter is intended, or should be construed to execute a contract for a definite term. Either you or the Company are free to terminate the employment relationship at any time. Please indicate your acceptance of this offer by signing and returning one original of this letter no later than Friday, October 2, 1998, after which time this offer will expire.

We believe that your background and experience will provide a solid foundation for success with St. Louis Bread. We are extremely enthusiastic about our future growth and expansion and anticipate that you will be an important factor in that growth. If you have any questions about the enclosed information, please let me know. Once again, Bill, we welcome you to St. Louis Bread and we look forward to your participation, energy, and contributions.

Sincerely,


/s/ Ronald M. Shaich                /s/ Mariel Clark
Ron Shaich                          Mariel Clark
Chairman and                        Senior Vice President
Chief Executive Officer             Human Resources

I have read and accept the provisions as outlined above.

10/1/98               /s/ William W. Moreton
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Date                      William W. Moreton